Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

September 15, 2025

Angel Studios, Inc. 295 W Center Street Provo, Utah 84601
Re: Angel Studios, Inc. — Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Angel Studios, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “Registration Statement”) relating to the offer and resale, from time to time, by the selling securityholders listed in the Registration Statement under “Selling Securityholders” of up to an aggregate of 10,042,523 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company, its operating partnership and its manager and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the following: (i) the Registration Statement, (ii) the Registration Rights Agreement, dated September 10, 2025, by and among the Company, Southport Acquisition Sponsor LLC, a Delaware limited liability company, certain stockholders of the Company as set forth on Schedule 1 thereto, Jared Stone, and certain parties set forth on Schedule 2  thereto; (iii) the Participation Rights Agreement, dated September 8, 2025, by and between the Company, Trinity Capital Inc. and Eagle Point Trinity Senior Secured Lending Company and (iv) the Note Purchase Agreement by and between the Company and the investors named therein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to copies. As to all parties other than the Company, its operating partnership and its manager, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

Mayer Brown LLP

Angel Studios, Inc.
September 15, 2025
Page 2

This opinion letter has been prepared for use in connection with the Registration Statement. We are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. Our opinion herein is expressed solely with respect to Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP